Exhibit 2.2(a)

General Electric Company
c/o GE Power and Water
4200 Wildwood Parkway
Atlanta, GA 30339

December 14, 2013

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, TN 37067
Attn: Richard M. Wolfson

Re:    Amendment to Tax Matters Agreement and Purchase Agreement; Other Closing Matters

To Whom It May Concern:

Reference is made herein to (i) that certain Purchase Agreement, dated as of November 5, 2013 (the “Purchase Agreement”), by and between CLARCOR Inc. (“Buyer”) and General Electric Company (“GE”), and (ii) that certain Tax Matters Agreement, dated as of November 5, 2013 (the “TMA”), by and between Buyer and GE. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

In order to accurately reflect the understanding of the parties, and in consideration of the good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged by the signatories hereto, GE and Buyer agree to amend the Purchase Agreement and TMA as follows:

1.	The last sentence of Section 2.05(b) of the Purchase Agreement is hereby deleted.

2.	All references to “Purchase Price Allocation” in the Purchase Agreement shall be deemed to refer to the allocations as prepared in accordance with the amended Section 16 of the TMA, below.

3.	Section 16 of the TMA is hereby amended and restated to read as follows:

SECTION 16. Purchase Price Allocations.

1.General. GE and Buyer acknowledge that (i) GE has engaged a nationally recognized accounting firm (“Accountant”) to perform certain services relating to the valuation of certain assets to be transferred to Buyer pursuant to the Purchase Agreement, (ii) under the terms of a letter agreement between the Accountant and Buyer dated November 15, 2013 (the “Access Letter”), Buyer has the right to access certain of the Accountant’s work product to the extent provided in and subject to the limitations of the Access Letter. GE shall be responsible for remitting the fees of the Accountant, and Buyer shall, promptly upon request by GE, reimburse GE for one-half of such fees.
2.Pre-Closing Matters. The parties acknowledge and agree that GE has delivered to Buyer (i) a schedule which sets forth (A) a valuation of the Shares (the “Altair US Value”), (B) an aggregate valuation of the Transferred Assets of BHA (the “BHA Value”), (C) an aggregate valuation of the Transferred Assets of Altair UK (the “Altair UK Value”), (D) an aggregate valuation of the Transferred Assets of BHA Mexico (the “BHA Mexico Value”) and (E) an aggregate valuation of the Transferred Assets of GE Japan (the “GE Japan Value”), (ii) a schedule setting forth an allocation of the Altair UK Value among the Transferred Assets of Altair UK, which schedule shall include, without limitation, (A) a valuation of inventory held in the UK, (B) a valuation of inventory held in the Czech Republic, and (C) a valuation of real property interests held in the UK, (iii) a schedule setting forth an allocation of the BHA Mexico Value among the Transferred Assets of BHA Mexico, which schedule shall include, without limitation, (A) a valuation of inventory held in Mexico, (B) a valuation of

Exhibit 2.2(a)

accounts receivables, and (C) a valuation of accounts payables, and (iv) a schedule which shall set forth an estimated valuation of the assets to be transferred by Xin Hua and GE China to Buyer pursuant to the Purchase Agreement (the “Estimated Chinese Asset Valuation”). Such schedules shall be prepared in a manner fully consistent with the valuations provided by the Accountant. GE and Buyer agree to file all Tax Returns (and any other documents required to be executed at Closing in connection with the transfers contemplated by the Purchase Agreement) in a manner consistent with such schedules (subject to Section 3(b) below) and agree not to take any position before any Taxing Authority that is inconsistent with such schedules (subject to Section 3(b) below).
3.Post-Closing Matters.

(a)
As soon as reasonably practicable following the Closing Date, GE shall deliver to Buyer (i) a schedule setting forth an allocation of the Altair US Value (plus assumed liabilities, to the extent properly taken into account under Sections 1060 and 338 of the Code and the regulations thereunder) among the classes of assets held by Altair U.S. as provided in Section 1060 of the Code and the regulations thereunder, (ii) a schedule setting forth an allocation of the valuation of the Transferred Assets of BHA (plus assumed liabilities, to the extent properly taken into account under Sections 1060 of the Code and the regulations thereunder) among the classes of such assets held by BHA as provided in Section 1060 of the Code and the regulations thereunder, and (iii) a schedule setting forth an allocation of the GE Japan Value, which schedule shall include, without limitation, (A) a valuation of inventory held in Japan, and (B) a valuation of the goodwill attributable to the Transferred Assets of GE Japan. If Buyer objects to any allocation reflected on such schedules, Buyer shall provide notice of such objection to GE within thirty (30) days of receiving such schedules, and GE and Buyer shall attempt in good faith to reach agreement on revised allocation schedules within thirty (30) days of GE’s receipt of such notice of objection. If GE and Buyer reach an agreement on revised allocation schedules (or if Buyer fails to provide a timely notice of objection to the allocation schedules provided by GE), then GE and Buyer agree to file all Tax Returns in a manner consistent with the allocation schedules provided by GE (adjusted as necessary to reflect any revisions agreed to by GE and Buyer) and agree not to take any position before any Taxing Authority that is inconsistent with such allocation schedules. If GE and Buyer shall not have agreed to revised allocation schedules by the thirtieth (30th) day following GE’s receipt of a notice of objection from Buyer, then GE and Buyer shall have no further obligations hereunder with respect to the allocation of the Altair US Value, the BHA Value and the GE Japan Value among the assets of Altair US, BHA and GE Japan, respectively, and each of GE and Buyer shall make its own determination of such allocations.

(b)
(i) On or before December 20, 2013, GE shall deliver to Buyer a schedule which shall set forth a final valuation of the assets transferred by Xin Hua and GE China to Buyer pursuant to the Purchase Agreement, which schedule shall be prepared in a manner fully consistent with the valuations provided by the Accountant (the “Final Chinese Asset Valuation”) and (ii) on or before December 23, 2013, GE shall deliver to Buyer a VAT invoice prepared in a manner fully consistent with the Final Chinese Asset Valuation. If the Final Chinese Asset Valuation exceeds the Estimated Chinese Asset Valuation, Buyer shall promptly pay to GE an amount in Renminbi (“RMB”) equal to such excess. If the Final Chinese Asset Valuation is less than the Estimated Chinese Asset Valuation, GE shall promptly pay to Buyer an amount in RMB equal to such shortfall. Any payment made pursuant to this Section 3(b) (a “Valuation Adjustment Amount”), shall be made by wire transfer of immediately available funds to such account or accounts as may be directed by Buyer or GE, as applicable. In the event a Valuation Adjustment Amount is

Exhibit 2.2(a)

paid pursuant to Section 3(b), the Altair US Value and the BHA Value shall be increased by an amount in the aggregate equal to the Valuation Adjustment Amount (if the Valuation Adjustment Amount is payable to Buyer) or decreased by an amount in the aggregate equal to the Valuation Adjustment (if the Valuation Adjustment Amount is payable by Buyer). In such event, with respect to such aggregate positive or negative adjustment, as applicable, the Altair US Value and BHA Value will be increased or decreased in proportion to the total amount of the Altair US Value and BHA Value, respectively, determined pursuant to Section 2 above.

(c)
If Buyer pays a Valuation Adjustment Amount to GE pursuant Section 3(b), GE shall, following receipt, promptly (and in any event no later than three (3) Business Days following Buyer’s payment of such amount pursuant to Section 3(b)) pay an amount equal to such Valuation Adjustment Amount (in U.S. dollars, based on the prevailing spot currency exchange rate as published in the Wall Street Journal on the date of the payment of the Valuation Adjustment Amount) to Buyer. If GE pays a Valuation Adjustment Amount to Buyer pursuant to Section 3(b), Buyer shall, following receipt, promptly (and in any event no later than three (3) Business Days following GE’s payment of such amount pursuant to Section 3(b)) pay an amount equal to such Valuation Adjustment Amount (in U.S. dollars, based on the prevailing spot currency exchange rate as published in the Wall Street Journal on the date of the payment of the Valuation Adjustment Amount) to GE. Any payment made pursuant to this Section 3(c) shall be made by wire transfer of immediately available funds to such account or accounts as may be directed by Buyer or GE, as applicable.

4.	The second sentence of Section 1(e) of Exhibit C of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:
“Effective as of the Closing Date, the Buyer shall, or shall cause its Affiliates to, assume or retain, as the case may be, all obligations of the GE Entities or their Affiliates for the accrued, unused vacation and paid time off of the Transferred Employees; provided that the Buyer and its Affiliates may, acting reasonably in accordance with the entitlements of the Transferred Employees, determine how such accrued, banked or rolled forward vacation time and paid time off is used or paid following the Closing.”

5.	A new Section 2.16 is hereby added to the Purchase Agreement, which Section shall read in its entirety as follows:
“China Payables and China Deposits: Any trade accounts payable existing as of the Closing with respect to the operation of the Business in China (the “China Payables”) and any liabilities relating to customer deposits held by the Business in China as of the Closing (the “China Deposits”) will be Excluded Liabilities under Section 2.02(d) of the Purchase Agreement. As such, GE China will remain responsible for the payment of the China Payables and the return/credit of the China Deposits following the Closing, and the China Payables and the China Deposits will be excluded from the calculation of the Working Capital notwithstanding any language to the contrary in the Transaction Accounting Principles. To the extent that the Buyer or its Affiliate is required to fund the return of any portion of a China Deposit to a customer or to provide a credit for any portion of a China Deposit on a customer invoice following the Closing, the Buyer shall notify GE, which shall promptly cause the reimbursement to Buyer or its Affiliate of the amount so returned or credited.”

6.	A new Section 5.23 is hereby added to the Purchase Agreement, which Section shall read in its entirety as follows:

Exhibit 2.2(a)

“No Amendment or Extension of Assumed Contracts. After the Closing, Buyer or Buyer’s Affiliates, as applicable, shall not extend or amend any Assumed Contract in a manner which increases or extends the continuing liabilities, if any, of GE or its Affiliates, as applicable.”

7.	A new Section 5.24 is hereby added to the Purchase Agreement, which Section shall read in its entirety as follows:
“Delivery of Deeds and Title Policies.
(a) The parties acknowledge and agree that at the Closing, GE is delivering a special warranty deed in recordable form subject only to Permitted Liens for the Owned Real Property located at 432 West Lincoln and 532 West Lincoln in Slater, Missouri (the “West Lincoln Property”) with a description of the West Lincoln Property based on the tax parcel identification numbers of the West Lincoln Property. As promptly as practicable following the Closing (but in any event no later than 60 days after the Closing), GE shall obtain, at GE’s sole cost and expense (i) a title insurance policy (the “Slater Title Policy”) with respect to the West Lincoln Property and the Real Property located at 223 E. Industrial Boulevard and 321 E. Industrial Boulevard (together with the West Lincoln Property, the “Slater Property”) with Buyer named as the insured to insure title to the Slater Property in such amounts as GE reasonably concludes in consultation with Buyer is the fair market value of the Slater Property, and (ii) a current survey (the “West Lincoln Survey”) with respect to the West Lincoln Property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for land title surveys, disclosing all matters shown customarily on such surveys. GE shall provide Buyer with an opportunity to review the title commitment with respect to the Slater Title Policy no later than 45 days after the Closing and use its commercially reasonable efforts to remove any objections made by Buyer to any matters set forth in such title commitment no later than 60 days after the Closing. In addition, as promptly as practicable following the Closing (but in any event no later than 60 days after the Closing), GE shall deliver, or cause to be delivered to Buyer, a replacement or corrective special warranty deed in recordable form for the West Lincoln Property with a legal description of the West Lincoln Property consistent with the West Lincoln Title Policy and West Lincoln Survey and in any event subject only to Permitted Liens.
(b) As promptly as practicable following the Closing, GE shall (i) obtain, at GE’s sole cost and expense, a title insurance policy (the “Lee’s Summit Title Policy”) with Buyer named as the insured with respect to the Real Property located at 417 Southeast Thompson Drive, Lee’s Summit, Missouri (the “Lee’s Summit Property”) to insure title to the Lee’s Summit Property in such amounts as GE reasonably concludes in consultation with Buyer is the fair market value of the Lee’s Summit Property, and (ii) deliver, or cause to be delivered, to the Buyer a special warranty deed in recordable form for the Lee’s Summit Property with a legal description of the Lee’s Summit Property consistent with the Lee’s Summit Title Policy and in any event subject only to Permitted Liens.”
In satisfaction of Buyer’s obligations of the first sentence of Section 5.07 of the Purchase Agreement, Buyer has arranged for Bank of America (the “Issuing Bank”) to issue a letter of credit effective as of the Closing Date in the amount of $1.7 million in favor of GE (the “Backstop LC”) in order to provide security for and otherwise backstop the Sellers’ LCs. Notwithstanding any term or condition to the contrary contained in the Backstop LC, (i) neither GE nor any GE Affiliate shall draw on the Backstop LC unless, and then only to the extent that, GE or a GE Affiliate is required to pay any amounts in connection with the Sellers’ LCs; (ii) without the prior written consent of Buyer (a) the amount of the Backstop LC shall not be increased and the term of the Backstop LC shall not be lengthened and (b) neither GE nor any GE Affiliate shall instruct or request the Issuing Bank to increase such amount or lengthen such term; and (iii) within five Business Days after Buyer notifies GE that all Sellers’ LCs have either terminated, expired or otherwise been replaced by Buyer letters of credit, Buyer guarantees or similar contractual obligations of Buyer, GE shall instruct

Exhibit 2.2(a)

the Issuing Bank to terminate the Backstop LC. For the avoidance of doubt, under no circumstances will GE or any GE Affiliate draw on the Backstop LC for payment of any other obligation owed or alleged to be owed by Buyer in connection with the Purchase Agreement or any Ancillary Agreement.
GE and Buyer further acknowledge and agree that (1) the portion of the Purchase Price payable at Closing in respect of the Transferred Assets of GE China, Xin Hua and GE Japan shall be paid by Buyer or a Buying Affiliate prior to the Closing Date, and (2) if the Closing does not occur on December 16, 2013, GE shall, and shall cause each of GE China, Xin Hua and GE Japan to, promptly and in any event no later than December 18, 2013, return such portion of the Purchase Price to Buyer or such Buying Affiliate.
Except as expressly set forth herein, all of the terms and provisions of the Purchase Agreement and the TMA shall remain in full force and effect and the parties hereto make no other amendment, alteration or modification to the Purchase Agreement or the TMA nor do they, by executing this letter agreement, waive any provision of the Purchase Agreement or TMA or any right they may have thereunder (including without limitation Buyer’s obligation to pay (for itself and as agent for the Buying Affiliates) the Closing Cash Amount pursuant to Section 2.05 of the Purchase Agreement).
This letter agreement may be executed by each of the parties hereto in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart.

[Signature Page Follows]

Exhibit 2.2(a)

GENERAL ELECTRIC COMPANY

By:     /s/ Christopher Barbuto
Name: Christopher Barbuto
Title: Attorney in Fact

Accepted and agreed:

CLARCOR INC.

By:     /s/ Richard M. Wolfson
Name: Richard M. Wolfson
Title: Vice President - General Counsel and Secretary

cc:    Michael J. Egan, King & Spalding LLP
J. Page Davidson, Bass, Berry & Sims PLC
Kevin H. Douglas, Bass, Berry & Sims PLC

[Signature Page to Letter Agreement]